EXHIBIT 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
SECOND QUARTER FISCAL 2009 RESULTS

      Media, PA -- (BUSINESS WIRE) – May 15, 2009 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), reported today a net loss for the quarter ended March 31, 2009 of $806,000, or $0.35 per diluted share, compared to net income of $207,000, or $0.09 per diluted share, for the same period last year.  Net loss for the six months ended March 31, 2009 was $868,000, or $0.37 per diluted share, as compared to net income of $439,000, or $0.19 per diluted share, for the same period in 2008.

“The two primary factors contributing to the loss for the second quarter were additional deterioration in the value of certain securities in our investment portfolio combined with an increased provision for loss losses as segments of our loan portfolio experienced performance issues in the face of the difficult economic environment ” said Hugh J. Garchinsky, President. “We are continuing to see the effects of a deteriorating economy and declines in real estate values on the performance of both our investment and our loan portfolios.  As a result, we recognized an additional $749,000 non-cash impairment charge related to certain of our investments. Relative to our loan portfolio, we substantially increased the provision for loan losses as the challenging market and economic conditions continued to take their toll on our borrowers. However, we are pleased with the improvement in both our interest rate spread and net interest margin despite the challenges of a significantly lower interest rate environment. We are also encouraged by our ability to attract new business relationships and expand existing ones within our market as established businesses are showing a preference to do business with a community bank like First Keystone,” stated Garchinsky.

Net interest income increased $330,000, or 13.2%, to $2.8 million for the three months ended March 31, 2009, as compared to the same period in 2008. The increase in net interest income for the three months ended March 31, 2009 was primarily due to a decrease in interest expense of $1.1 million or 26.4%, partially offset by a decrease in interest income of $768,000, or 11.5%, as compared to the same period in 2008. The weighted average yield earned on interest-earning assets for the three months ended March 31, 2009 decreased 41 basis points to 5.21% as compared to the same period in 2008. However, for the three months ended March 31, 2009, the weighted average rate paid on interest-bearing liabilities decreased to a greater degree, declining 83 basis points to 2.75% from 3.58% for the same period in the 2008.

The interest rate spread and net interest margin were 2.46% and 2.50%, respectively, for the three months ended March 31, 2009 as compared to 2.04% and 2.11%, respectively, for the same period in 2008. The slightly smaller increase in the net interest margin, as compared to the increase in the interest rate spread for the quarter to quarter comparison, was primarily due to the relative shift in net interest-earning assets. The increase in the spread and margin reflected the more rapid repricing downward of the Company’s cost of funds as compared to the yields on interest-earning assets as market rates declined during the latter part of 2008 and 2009.

On a linked quarter basis, net interest income increased slightly by $9,000, or 0.3%.  During the second quarter of fiscal 2009 as compared to the first quarter of fiscal 2009, the Company experienced a 21 basis point decrease in the weighted average yield earned on interest-earning assets.  The net interest margin, however, increased 4 basis points as a result of a 24 basis point decrease in the weighted average rate paid on interest-bearing liabilities as the Company’s cost of funds continued to decline at a slightly more rapid rate than its interest-earning assets.

At March 31, 2009, non-performing assets increased $1.5 million to $3.9 million, or 0.7%, of total assets, from $2.4 million at September 30, 2008.  During the quarter, the Bank experienced a slight increase in non-performing assets of $82,000 as compared to the level at December 31, 2008. The increase in non-performing assets was primarily the result of a $404,000 increase in non-accrual loans which totaled $3.9 million at March 31, 2009 and are comprised of six commercial mortgage loans aggregating $2.2 million, three single-family residential mortgages aggregating $672,000, two commercial business loans aggregating $461,000 and three home equity loans aggregating $366,000. The increase in non-accrual loans included the addition of two commercial mortgage loans aggregating $254,000, two home equity loans aggregating $256,000, one single-family residential mortgage of $407,000 and one commercial business loan of $47,000. These additions were substantially offset by a return to performing status of three commercial business loans aggregating $732,000, one construction loan of $246,000 and one residential mortgage and one home equity loan aggregating $82,000. In addition, loans 30 to 89 days delinquent increased $591,000, from $3.8 million at December 31, 2008 to $4.4 million at March 31, 2009 reflecting the difficult economic conditions facing our borrowers.

For the three months ended March 31, 2009, as compared to the three months ended December 31, 2008, the provision for loan losses increased $625,000 to $700,000. The increase in the provision for loan losses in the second quarter of fiscal 2009 was due to the increased level of criticized and classified assets at March 31, 2009 as well as the ongoing evaluation of the Bank’s loan portfolio.  The provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs during the second quarter of fiscal 2009 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 102.7% and 86.6% at March 31, 2009 and December 31, 2008, respectively.

For the quarter ended March 31, 2009, non-interest income decreased $872,000 to a loss of $165,000 as compared to the same period last year.  The decrease was primarily due to a $749,000 non-cash impairment charge related to the determination that a portion of the declines in value of the Company’s $290,000 investment in one pooled trust preferred security, its $41,000 investment in three collateralized mortgage obligation securities and its $3.3 million investment in a mutual fund were other than temporary (in each case, the investment values are net of impairment charges). As a consequence, the Company recorded $490,000, $133,000 and $126,000 impairment charges with respect to our investment in the pooled trust preferred security, the mutual fund and the private-label collateralized mortgage obligations, respectively.

Non-interest expense increased $191,000 to $3.2 million for the quarter ended March 31, 2009 as compared to the same period last year.  The increase for the quarter ended March 31, 2009 was primarily due to increases of $170,000 and $33,000 in federal deposit insurance premiums and deposit processing expense, respectively, partially offset by a $26,000 decrease in advertising expense. The large increase in federal deposit insurance premiums for the period was due to the Federal Deposit Insurance Company’s decision to increase rates to all insured institutions in response to the increased level of failed institutions and the costs of resolutions to the Deposit Insurance Fund.

The Company’s income tax expense decreased $407,000 resulting in a tax benefit of $403,000 for the quarter ended March 31, 2009, as compared to the same period last year. The decrease was largely the result of the net losses resulting primarily from other-than-temporary impairment charges recorded on certain investment securities as mentioned previously and the substantially increased provision for loan losses.

Total assets of the Company increased by $2.2 million, from $522.1 million at September 30, 2008 to $524.3 million at March 31, 2009. Loans receivable increased by $3.8 million, from $286.1 million at September 30, 2008 to $289.9 million at March 31, 2009 with the majority of the increase accounted for by growth in the commercial business and construction loan portfolios. Cash and cash equivalents increased by $7.0 million to $46.3 million at March 31, 2009 from $39.3 million at September 30, 2008 primarily due to the receipt of proceeds from sales of mortgage-related and investment securities available for sale. Deposits decreased $6.9 million, or 2.1%, from $330.9 million at September 30, 2008 to $324.0 million at March 31, 2009.  The decrease in deposits resulted from a $3.4 million, or 17.1%, decrease in non-interest bearing accounts, a $4.9 million, or 3.0%, decrease in certificates of deposit, and a $1.9 million, or 2.7% decrease in NOW accounts. The decreases were partially offset by increases of $2.3 million, or 6.5% and $1.0 million, or 2.5% in passbook and money market accounts, respectively.

Stockholders' equity increased $871,000 from $32.3 million at September 30, 2008 to $33.2 million at March 31, 2009, primarily due to a $1.7 million decrease in accumulated other comprehensive loss partially offset by the net loss of $868,000 for the six months ended March 31, 2009. The decline in accumulated other comprehensive loss reflected primarily the improvement in fair market values during the six months ended March 31, 2009 of certain of the Company’s available for sale mortgage-related securities.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  These factors are discussed in the Company’s reports filed with the Securities and Exchange Commission.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Net interest income	$2,830	$2,500	$5,653	$4,967
Provision for loan losses	700	14	775	56
Non-interest income	(165)	708	268	1,470
Non-interest expense	3,173	2,982	6,324	5,924
Income (loss) before taxes	(1,208)	212	(1,178)	457
Income tax expense (benefit)	(402)	5	(310)	18
Net income (loss)	$ (806)	$ 207	$ (868)	$ 439
Basic earnings per share	$ (0.35)	$ 0.09	$ (0.37)	$ 0.19
Diluted earnings per share	$ (0.35)	0.09	$ (0.37)	0.19
Number of shares outstanding at end of period	2,427,988	2,427,988	2,427,988	2,427,988
Weighted average basic shares outstanding	2,325,768	2,317,080	2,324,670	2,315,988
Weighted average diluted shares outstanding	2,325,768	2,317,337	2,324,670	2,316,311

FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)

	March 31,	September 30,
	2009	2008
Total assets	$524,271	$522,056
Loans receivable, net	289,914	286,106
Investment and mortgage-related securities available for sale	123,599	129,522
Investment and mortgage-related securities held to maturity	25,953	28,614
Cash and cash equivalents	46,272	39,320
Deposits	324,004	330,864
Borrowings	148,323	141,159
Junior subordinated debt	11,642	11,639
Allowance for loan losses	3,998	3,453
Total stockholders' equity	33,167	32,296
Book value per share	$13.63	$13.27

FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2009	2008	2009	2008
Return on average assets (1)	(0.66)%	0.16%	(0.35)%	0.18%
Return on average equity (1)	(9.72)%	2.28%	(5.33)%	2.46%
Interest rate spread (1)	2.46%	2.04%	2.45%	2.06%
Net interest margin (1)	2.50%	2.11%	2.48%	2.13%
Interest-earning assets/interest-bearing liabilities	101.68%	102.03%	101.31%	101.81%
Operating expenses to average assets (1)	2.61%	2.34%	2.58%	2.37%
Ratio of non-performing assets to total assets at end of period	0.74%	0.23%	0.74%	0.23%
Ratio of allowance for loan losses to gross loans receivable at end of period	1.36%	1.20%	1.36%	1.20%
Ratio of allowance for loan losses to non-performing loans at end of period	102.69%	284.48%	102.69%	284.48%

(1)	Annualized.

CONTACT:	Hugh J. Garchinsky
President and Chief Executive Officer
(610) 565-6210